UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 26, 2007

ORANGE 21 INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51071	33-0580186
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2070 Las Palmas Drive

Carlsbad, California 92011

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (760) 804-8420

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On February 26, 2007, Orange 21 Inc. (the “Company”) entered into a Settlement Agreement and Release (the “Agreement”) with Oakley, Inc. (“Oakley”) with respect to the civil action in the U.S. District Court for the Central District of California that was filed by Oakley on March 7, 2005, in which Oakley alleged that the Company and its subsidiary, Spy Optic, Inc. (“Spy”), were selling eyewear that infringed certain of Oakley’s intellectual property rights and the Company subsequently asserted certain counter-claims, including for patent invalidity and non-infringement (the “Action”). Pursuant to the terms of the Agreement, in exchange for Oakley’s agreement to release all claims, known or unknown, related to or arising out of the Action and dismiss the Action, the Company and Spy will releases all of their claims, known or unknown, related to or arising out of the Action and (i) sell all of their remaining inventory of e Eyewear product to Oakley for $1.00; (ii) cease all further manufacture and sale of e Eyewear products; (iii) refrain from making, offering or selling any eyeglasses bearing any marks having the letter “e” or “E” itself or as a commercially discrete component of the mark or having the mark “E Eyewear” or any confusingly similar variation thereof; (iv) abandon all existing trademark applications worldwide for marks related to sunglasses, eyeglasses or related products having the letter “e” or “E” itself or as a commercially discrete component of the mark or having the mark “E Eyewear” or any confusingly similar variation thereof; (v) cease all manufacturing of their Espada and Meteor sunglasses (which accounted for approximately 5% of the Company’s total net sales for 2005); provided that the Company and Spy shall have 180 days from the date of the Agreement to sell any remaining inventory of Espada and Meteor products; and (vi) refrain from opposing certain of Oakley’s trademark applications. Under the Agreement, the Action will be dismissed with prejudice within 10 days of the Company’s and Spy’s delivery of their e Eyewear inventory to Oakley. Neither party admitted any wrongdoing or liability with respect to the claims asserted in the Action.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: March 2, 2007	ORANGE 21 INC.

	By:	/s/ Jerry Collazo
Jerry Collazo
Chief Financial Officer